FOR IMMEDIATE RELEASE                                                                                                 FOR MORE INFORMATION:
July 18, 2008                                                                                                   Mary Cohron
                                                    President and Chief Executive Officer
                                                                                                                                                        (270) 393-0700

Citizens First Corporation Announces Second Quarter 2008 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported its results of operations for the quarter ended June 30, 2008.  Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis for the second quarter of 2008 was $370,000, or $0.13 per basic and diluted common share, respectively, compared to net income of $420,000, or $0.15 per basic and diluted common share, respectively, for the second quarter of 2007, a decrease of $50,000 or 11.9%.

Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis  for the first six months of 2008 was $838,000, a decrease of $54,000 or 6.1% as compared to $892,000 reported for the six months reported June 30, 2007. Earnings per basic and diluted common share, respectively, for the six months ended June 30, 2008, were $0.30 as compared to $0.32 per basic and diluted common share, respectively, for the same period in 2007.

“In November 2007, we initiated a plan to increase earnings per share by growing revenue while reducing expenses.  A strong local economy resulted in loan growth that far exceeded our plan in the first six months of 2008; but, since approximately 56% of our loans are tied to prime, the 225 basis point decrease in prime since the first of the year caused margin compression that offset the increase in revenue expected from loan growth.  As our deposits continue to reprice down over the next 12 to 18 months, the margin should improve throughout the year.  Since our reduction in non-interest expense is ahead of plan and our credit quality continues to remain up to standard, we expect our results to show continued improvement,” said Cohron.

Net interest income for the quarter ended June 30, 2008 was $2.7 million, versus $3.0 million for the same quarter of 2007, a decrease of $300,000, or 10.0%.  Net interest income for the six month period ended June 30, 2008 decreased $750,000, or 12.0%, compared to the previous year.   The Company’s net interest margin declined to 3.58% for 2008 year-to-date compared to 4.11% for 2007 year-to-date, due to the 225 basis point drop in the prime rate during the first two quarters of the year.

Non-interest income was $705,000 during the second quarter of 2008, compared to $622,000 in the same quarter of 2007, an increase of $83,000 or 13.3%.  Non-interest income for the six months ended June 30, 2008 was $1.4 million, an increase of $200,000 over the $1.2 million earned for the six months ended June 30, 2007.  Income on company owned life insurance, which was purchased in June 2007, increased $142,000 for the six months ended June 30, 2008 as compared to the same period for 2007.

Non-interest expense was $2.7 million for the second quarter of 2008, versus $3.0 million for the same period of 2007, a decrease of $300,000, or 10.0%.  Salaries and benefits decreased $214,000 as a result of a streamlining in staff that began in early 2008 as part of the non-interest expense reduction program. “Our focus on efficiency is showing positive results,” said Cohron.

A $227,000 provision for loan losses was recorded for the second quarter of 2008, partially impacted by loan growth, compared to a $40,000 provision in the second quarter of 2007.  Non-performing assets totaled $4.4 million at June 30, 2008, compared to $4.5 million at December 31, 2007, a decrease of $100,000.  Non-performing assets to total loans ratio was 1.55% and 1.75% at June 30, 2008 and December 31, 2007, respectively.  Non-performing assets at June 30, 2008 included a $600,000 property in OREO that was subsequently sold for $625,000 on July 3, 2008.  The allowance for loan losses at June 30, 2008 was $3.2 million, or 1.15% of total loans, compared to $3.2 million, or 1.25% of total loans as of December 31, 2007.  “With past due loans as a percent of total loans at June 30, 2008, at 0.95% and non-performing assets declining, our asset quality remains sound,” said Cohron.

Total assets at June 30, 2008 were $368.3 million, up $21.9 million, or 6.3%, from $346.4 million at December 31, 2007.  Loans increased $28.2 million, or 11.1%, from $254.8 million at December 31, 2007 to $283.0 million at June 30, 2008.  Deposits at June 30, 2008 were $305.0 million, an increase of $22.7 million, or 8.0%, compared to $282.3 million at December 31, 2007.

Stockholders’ equity was 10.2% of total assets as of June 30, 2008 with equity increasing from $36.8 million at the end of the second quarter of 2007 to $37.5 million at the end of the same quarter in 2008.  The Company’s annualized return on average equity was 4.44% for the six months ending June 30, 2008 compared to an annualized return of 4.87% for six months quarter ending June 30, 2007.  “We continue to be well capitalized under applicable regulatory guidelines and in a position to continue to grow our company,” said Cohron.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has ten offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.  Since 2000, Warren County has grown faster than any other Kentucky County.  Simpson and Barren Counties are two of seven counties growing faster than the state as a whole.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets and retention of key personnel.  Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

CITIZENS FIRST CORPORATION
Consolidated Financial Highlights (unaudited)
In thousands, except per share data
                                                                                                              Three Months Ended                           Six Months Ended
                                                             June 30                                                          June 30

                                   2008                  2007                              2008                                  2007
Interest income	$5,126	$5,842	$10,567	$11,656
Interest expense	2,437	2,798	5,091	5,430
Net interest income	2,689	3,044	5,476	6,226
Provision for loan losses	227	40	277	100
Net interest income after provision for loan losses	2,462	3,004	5,199	6,126
Non-interest income	705	622	1,377	1,180
Non-interest expenses	2,731	3,023	5,547	6,006
Income before taxes	436	603	1,029	1,300
Income tax provision	66	183	191	408
Net income	370	420	838	892
Preferred dividends	130	130	259	258
Net income available for common shareholders	$240	$290	$579	$634
Basic earnings per common share	$0.13	$0.15	$0.30	$0.32
Diluted earnings per common share	$0.13	$0.15	$0.30	$0.32

	June 30	December 31
	2008	2007
Cash and cash equivalents	$ 9,348	$ 13,862
Available for sale securities	38,910	42,316
Loans held for sale	1,453	796
Loans	282,968	254,765
Allowance for loan losses	(3,248)	(3,194)
Intangible assets	12,981	13,147
Other assets	25,849	24,661
Total assets	$368,261	$346,353

Deposits	$305,021	$282,276
Securities sold under repurchase agreements	2,083	3,181
FHLB advances	15,949	15,317
Other borrowings	5,000	5,000
Other liabilities	2,733	3,283
Total liabilities	330,786	309,057
Preferred stock	7,659	7,659
Common stock	26,723	26,573
Retained earnings	3,626	3,146
Accumulated comprehensive income (loss)	(533)	(82)
Total shareholders’ equity	37,475	37,296
Total liabilities and shareholders’ equity	$368,261	$346,353

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